CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                            (After Issuance of Stock)

                           AQUASOL TECHNOLOGIES, INC.
                              (Name of Corporation)


I the undersigned President and Secretary of Aquasol Technologies, Inc. do hereby certify that the Board of Directors of the said corporation at a meeting duly convened, held February 3, 1999 adopted a resolution to amend the original Articles of Incorporation:

                                    Article I

     The name of this  corporation  is  iLink  Telecom,  Inc.
     The name and post office address of the incorporator signing the Articles of Incorporation is: Richard D. Fritzler, 1800 E. Sahara Avenue, #107, Las Vegas, Nevada 89104. The name and address of the first member of the First Board of Directors is Richard D. Fritzler, 1800 E. Sahara Avenue, #107, Las Vegas, Nevada 89104.

The number of shares outstanding and entitled to vote on an amendment of the Articles of Incorporation is 6,827,456: that the said change(s) and amendment have been consented to and approved by a majority of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.
                             -----------------------
                             President and Secretary



ACKNOWLEDGMENT;
PROVINCE OF BRITISH COLUMBIA
CITY OF VANCOUVER

On February 3, 1999 personally appeared before me, a Notary Public, Valerie Moschetti, who acknowledged she executed the above instrument on behalf of said Corporation.


                                            --------------
                                            NOTARY PUBLIC